LAURUS MASTER FUND, LTD.
c/o Onshore Corporate Services, Ltd.
P.O. Box 1234 G.T.
Queensgate House
South Church Street
Grand Cayman, Cayman Islands

March 8, 2007

VIA TELECOPY AND FEDERAL EXPRESS

TRUEYOU.COM, INC.
501 Merritt 7, 5th Floor
Norwalk, Connecticut 06851
Attention: Chief Financial Officer

Re: Notice of Default and Acceleration

Reference is made to (i) the Secured Term Note issued as of June 30, 2006 by Trueyou.com, Inc. (the "Company") to Laurus Master Fund, Ltd. ("Laurus") in the initial principal amount of $25,000,000 (as amended, modified or supplemented from time to time, the "June Note") and (ii) the Subordinated Secured Term Note issued as of December 22, 2006 by the Company to Laurus in the initial principal amount of $1,000,000 (as amended, modified or supplemented from time to time, the "Dec Note" and together with the June Note, the "Notes" and each, a "Note"). Capitalized terms not otherwise defined herein shall have the meanings set forth in each of (i) the Securities Purchase Agreement, dated as of June 30, 2006 by and between the Company and Laurus (as amended, modified or supplemented from time to time, the "June SPA"), (ii) the Related Agreements defined in the June SPA (each, as amended, modified or supplement from time to time, the "June Related Agreements"), (iii) the Securities Purchase Agreement, dated as of December 22, 2006 by and between the Company and Laurus (as amended, modified or supplemented from time to time, the "Dec SPA" and, together with the June SPA, the "Purchase Agreements") and (iv) the Related Agreements defined in the Dec SPA (each, as amended, modified or supplement from time to time, the "Dec Related Agreements" and together with the June Note, the Dec Note, the Purchase Agreements and the June Related Agreements, the "Transaction Documents"), as applicable.

At the present time, certain Events of Defaults have occurred and continue under each Note which entitles Laurus to exercise its rights and remedies under each Note, the other Transaction Documents and applicable law. Based upon the occurrence of the Events of Default, which such Events of Default continue to exist as of the date hereof, and the Company's failure to cure such Events of Default prior to the date hereof, the Company is hereby notified that all obligations and liabilities owing by the Company and its Subsidiaries to Laurus under the Transaction Documents are hereby accelerated. Demand is hereby made on the Company pursuant to Section 3.3 of each Note that all obligations and liabilities of the Company to Laurus under each Note be immediately paid to Laurus in immediately available funds.

Nothing contained herein shall (a) limit in any manner whatsoever the Company's obligation to comply with, and Laurus' right to insist on the Company's compliance with, each and every term of the Purchase Agreements and the other Transaction Documents, or (b) constitute a waiver of any Default or any right or remedy available to Laurus under any Purchase Agreement, the other Transaction Documents and applicable law, all of which rights and remedies are hereby expressly reserved, are not waived and may be exercised by Laurus at any time.

Very truly yours,

LAURUS MASTER FUND, LTD.

By: ______________________

Its: Eugene Grin
Director